Atlas Capital Holdings, Inc. Enters Into a Merger Agreement With Clean Energy Pathways, Inc.

BOCA RATON, Fla. and DOTHAN, Ala., May 11, 2011 (GlobeNewswire via COMTEX) — Atlas Capital Holdings, Inc. (OTCBB:ALCL), operating as the financing and marketing joint venture partner of Clean Energy Pathways, Inc. (Pink Sheets:CPWY), today announced that it has signed a definitive merger agreement with Clean Energy Pathways, Inc., a renewable energy company based in Dothan, Alabama. When combined, the two companies will pursue opportunities producing and developing biomass fuel, energy efficiency retrofitting and solar and wind power development projects.
Transaction Highlights:

    —  Upon completion of the business combination, Atlas will exchange approximately 230 million shares of its common stock for the outstanding shares of Clean Energy common stock and, for the outstanding Clean Energy preferred stock, that number of shares of Atlas preferred stock that will constitute 54% of the voting rights of Atlas shareholders, and Clean Energy will become a wholly-owned subsidiary of Atlas.
    —  J. Michael Parsons, CEO of Clean Energy, will become Chief Executive Officer of the combined company and Christopher Davies, the CEO of Atlas, will become the General Counsel and Corporate Secretary of Clean Energy Pathways, Inc.

    —  Atlas will file an S-4 Registration Statement for the common shares to be issued to Clean Energy's shareholders and will file an Information Statement for the authorization of preferred shares to be issued to Clean Energy preferred shareholders in the combination.
    —  The combined company will continue to be headquartered in South Florida,  with Clean Energy relocating several of its Alabama-based key employees.
    —  The transaction is expected to be completed on or about August 2011, subject to, among other things, including the effectiveness of the S-4 Registration Statement and the completion of Atlas' Information Statement. When the Registration Statement is declared effective, all of the common stock held by the Clean Energy shareholders will be converted into two shares of Atlas common stock and all preferred stock will be converted into shares of Atlas preferred stock equal to a majority of Atlas shareholders' voting rights.
    —  Atlas will change its name to Clean Energy Pathways. The combined company will operate three divisions, which will focus on development and sales of (1) biofuels, (2) energy efficiency consulting and retrofits, and (3) solar and other renewable energy.

J. Michael Parsons, Founder and Chief Executive Officer of Clean Energy, stated: "Since our joint venture partnership with Atlas commenced several months ago, we continued to see operating similarities and potential business opportunities, which is why our discussion about combining the two companies began. Together we will explore some very exciting business opportunities available to us in the renewable energy market. The merger gives Clean Energy shareholders transparency and continued communication they deserve as we continue to grow our business."
Christopher Davies, CEO of Atlas, commented: "Based on the initial success of our work with Clean Energy, we began to explore how to further enhance this relationship. Combining our two companies opens a multitude of business opportunities we can explore together and drive our business to success under common leadership. We see great potential for growth and for adding value to both current and future shareholders."

About Atlas Capital Holdings
Atlas is a Nevada corporation and was originally formed in September 2006 and operated under the name Micro Mammoth Solutions, Inc. through January 25, 2010. On January 26, 2010, Micro Mammoth Solutions, Inc. acquired Atlas Capital Partners and changed its name to Atlas Capital Holdings, Inc. The Atlas acquisition brought with it several financial and business consulting professionals and the company was focused on providing financial and business consulting services to small to medium-sized enterprises. Later, in March 2011, Atlas entered a joint venture with Clean Energy Pathways to provide finance and marketing support to that company. Upon the effective date of the merger, Atlas will change its name to Clean Energy Pathways, Inc.

About Clean Energy Pathways
Clean Energy Pathways, Inc. is a company focused on delivering multiple solutions to aid businesses and government facilities in attaining energy independence, reduced costs and a cleaner environment. These pathways to energy independence include biomass fuels, solar systems, building energy management systems and other technologies, as well as financing of, and gain-sharing in, the improvements.

The Clean Energy Pathways, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9449
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause future results to differ materially from the forward-looking statements. You should consider these factors in evaluating the statements herein, and not rely on such statements. The forward-looking statements in this release are made as of the date hereof and Clean Energy Pathways, Inc. and Atlas Capital Holdings, Inc. undertake no obligation to update such statements.
This news release was distributed by GlobeNewswire, www.globenewswire.com
SOURCE: Clean Energy Pathways, Inc.; Atlas Capital Holdings, Inc.

By Staff
CONTACT:	CONTACT: Equititrend Advisors
1-800-953-3350
Or
Harrison Parrish, 866-492-5325
investor@cepathways.com

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INDUSTRY KEYWORD:	Energy Industries
SUBJECT CODE:	ENERGY
ACQUISITIONS
Mergers and Acquisitions